Exhibit 23.2

Deloitte & Touche LLP 2800 - 1055 Dunsmuir Street 4 Bentall Centre P.O. Box 49279 Vancouver BC V7X 1P4 Canada Tel: 604.669.4466 Fax: 604.685.0395 www.deloitte.ca

CONSENT OF INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 21, 2012 relating to the consolidated financial statements of Pan American Silver Corp. and the effectiveness of Pan American Silver Corp.’s internal control over financial reporting appearing in the Annual Report on Form 40-F of Pan American Silver Corp. for the year ended December 31, 2011.

/s/ Deloitte & Touche LLP

Independent Registered Chartered Accountants
March 30, 2012
Vancouver, Canada